Exhibit 99.1
Motorola Names Paul J. Liska Chief Financial Officer
SCHAUMBURG, Ill. 21 February 2008 — Motorola, Inc. (NYSE: MOT) today announced Paul J. Liska has been named executive vice president and chief financial officer (CFO) of Motorola, effective March 1, 2008. Mr. Liska will report directly to Greg Brown, president and chief executive officer. Tom Meredith, the company’s acting CFO will continue as a non-management board member and will work closely with Mr. Liska to ensure a smooth transition.
Brown stated, “Since appointing Tom Meredith as acting CFO, we have undertaken a thorough search process to identify candidates with financial, operational and strategic experience. We are fortunate that Paul has such a broad set of general management and CFO experiences. Paul will be a very valuable addition to our team and he is well-suited to drive forward the important work already underway to enhance our financial performance.”
Brown added, “On behalf of the board and the management team, I want to thank Tom for his significant contributions over the last year. He has played an important role in improving Motorola’s cash conversion cycle and cost structure. The changes implemented under Tom’s leadership have helped position Motorola for renewed success. I am pleased that Tom will help through this key transition period,” added Brown.
Prior to joining Motorola, Mr. Liska served as an industrial partner for various private equity firms including MidOcean Partners, CVC Capital Holdings and Ripplewood Holdings LLC. From 2004 to 2006, Mr. Liska served as executive chairman of US Freightways until its purchase by Yellow Roadway Corporation and served in various capacities with Weekly Reader Companies, including executive chairman. From 2001 to 2004, Mr. Liska held several positions with Sears, Roebuck and Co., including president of credit and financial products and executive vice president and chief financial officer. Prior to joining Sears, Mr. Liska was executive vice president and chief financial officer of The St. Paul Companies from 1997 to 2001.
About Motorola
Motorola is known around the world for innovation in communications. The company develops technologies, products and services that make mobile experiences possible. Our portfolio includes communications infrastructure, enterprise mobility solutions, digital set-tops, cable modems, mobile devices and Bluetooth accessories. Motorola is committed to delivering next generation communication solutions to people, businesses and governments. A Fortune 100 company with global presence and impact, Motorola had sales of US $36.6 billion in 2007. For more information about our company, our people and our innovations, please visit http://www.motorola.com.
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Media Contact:
Jennifer Erickson
Motorola, Inc.
+1 847-435-5320
jennifer.erickson@motorola.com
Investor Contact:
Dean Lindroth
Motorola, Inc.
+1 847-576-6899
dean.lindroth@motorola.com

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